EXHIBIT 23.2

                     CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-9970, No. 33-50278, and No. 33-32166) and in
the Registration Statement on Form S-3 (No. 33-49356) of our report dated April 7, 1995, except for Notes 6, 9, 12 and 13, as to which the date is February 29, 1996, appearing on page 21 of Pier 1 Imports, Inc.'s annual report on Form 10-K for the year ended March 1, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in Item 14(a) of this Form 10-K.




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Fort Worth, Texas
May 29, 1997